ValleyRoad Capital SA

ADVISORY AGREEMENT

Between

ValleyRoad Capital SA

Place Isaac-Mercier 3

1201 Geneva

Switzerland

And

New Generation Holdings Inc.

245 Park Avenue

39th Floor

New York, NY 10167

USA

WHEREAS,

- New Generation Holdings Inc (hereinafter "The Client") is a holding company based in New-York, USA taking participations in technology related businesses and is a majority owner of its subsidiary Plastinum Corp., formerly named New Generation Plastic Inc. ("Plastinum"), which it intends to spin-off in the coming months;
- ValleyRoad Capital SA (hereinafter "ValleyRoad") is a company based in Switzerland and offering a broad range of Corporate Finance and Private Equity Advisory services;
- The Client wishes to retain the services of ValleyRoad (hereinafter the "Advisor") as Advisor for a Private Placement of USD 10m to be executed in the fall of 2006 ;
- ValleyRoad is recognized as well connected to investors capable of financing the development business plan of the Client.

The parties hereto agree the following:

1. Terms of Advisory Relationship

This Advisory relationship is entered into pursuant to the Swiss Law except as otherwise provided in this Agreement. Amendments to this Agreement are valid if made in writing only and signed by both parties.

2. Term and Duration

The Advisory relationship governed by this Agreement starts on 3rd July, 2006 (the "Effective Date").

3. Project Description (The Project)

The Client is a holding company based in New-York. Plastinum, The Client's subsidiary,is the owner of a patent for producing thermoplastic chips from recycled e-waste (plastic waste form electronic equipment and devices). Plastinum has built and tested a full-scale production facility including one machine and surrounding equipment. The company has completed a bridge financing arranged by the Advisor in the first half of 2006 of USD 1 million.

Today's market value of The Client is estimated at USD 15 million on a fully diluted basis.

The Client plans to spin-off the thermoplastic production activity to have an independently listed company on the Nasdaq OTC — Bulletin Board.

The Advisor believes that several investment groups would be interested in investing in the spun-off entity Plastinum and believes these investment groups would be willing to invest a total amount of USD 10 million. The Advisor offers to organize and properly document this Private Placement Round for the Client.

4. Function

The Advisor will advise and assist The Client on (i) identifying renowned Investment Firms capable and willing to invest the contemplated amount (ii) preparing the initial due-diligence documentation and making the initial negotiations in order to prepare for a deal (iii) assisting The Client in the final negotiation phase to complete the partnership with the Investment Firms.

The Offer will be structured in two parts as follows:

Part I (hereinafter "Part I"):

The Advisor will perform the identification of the Investment Firms, select a Broker to help the process and prepare the necessary documentation and propose next steps to The Client.

Part I includes but is not limited to:

- Identification of potential investment partners ;
- Due diligence analysis and documentation ;

- Initial financial analysis and modelling
- Initial risk / return analysis ;
- Financial structure planning;
- Initial contact with Brokers to help in the Private Placement and market support.

Part II (hereinafter "Part II"):

The Advisor will advise and assist the Client regarding the structure and the financing of the Project, the planning and execution of the deal. The Advisor will assist in the selection of lawyers and will assist in the negotiation and preparation of all legal documentation.

5. Advisory Fee, Expenses and Success Fee

Advisory Fee of Part I (hereinafter the "Advisory Fee"):

A fixed Advisory fee of USD 15'000 will be charged as a retainer for Part I.

The Client will also bear all agreed and documented expenses pertaining to the Project, including, but not limited to, legal counsel, third-party consulting incurred in connection with the Advisor's services rendered pursuant to this Agreement ("Documented Expenses").

Success Fee of Part II (hereinafter the "Success Fee"):

The Advisor will be remunerated on a success fee basis based on the amount of total financing, including equity and/or leverage loan, arranged for the Project by the Advisor (hereinafter the "Transaction Amount"):

- Success Fee: 5.0% (five percent) of Transaction Amount, payable once the funds will have been successfully transferred to the Client or its subsidiary.

The Advisor shall invoice (i) any Documented Expenses and (ii) VAT at the standard rate (currently 7.6%) to The Client monthly in arrears, payable within 10 days of receipt, except for success fee payable at day of funds transfer.

6. Termination I Amendment

The Client may terminate the services of the Advisor at any time, with or without cause, effective upon receipt of written notice to the Advisor to that effect; and

The Advisor may terminate his services at any time, with or without cause, effective upon receipt of written notice by The Client to that effect.

At the date of the completion of Part I, the termination of this agreement by the parties may occur if the parties have determined that (a) the Client has not accepted the Offer or (b) the parties decide that the Project is not feasible.

It being understood that Clauses 5 *(Expenses and Success Fee)*, 8 *(Exclusivity)*, 9 *(Confidentiality)* and 10 *(Indemnity)* will survive any such termination, and that with respect to expenses and fees:

- If The Client terminates the services of the Advisor before the date of completion of Part I, The Client shall be liable to bear its own expenses, reimburse the Advisor for the Documented Expenses.
- If The Client terminates the services of the Advisor after the date of the start of Part II, The Client shall be liable to bear its own expenses, reimburse the Advisor for the Documented Expenses and pay a break-up fee of USD 20'000.- to the Advisor.
- If The Client terminates the services of the Advisor and completes the Investment Agreement and/or the Leverage Loan Agreement and/or receives the committed funds within twelve (12) months of termination with a prospective investor introduced by the Advisor, The Client shall be liable to pay the Advisor the Success Fee.

7. Other Occupations 1 Non-Competition

The Advisor shall not accept any mandates which would create a conflict of interest with the Advisory relationship under this Agreement.

8. Exclusivity:

Until this Agreement is terminated by either party, The Client shall not appoint any other advisor in connection with the Project.

9. Confidentiality

The Advisor are privy to company secrets and have to keep in strictest confidentiality all business information during the term of this Agreement and thereafter.

10. Indemnity

The Advisor shall not be liable for any claims, liabilities, expenses, actions, demands, proceedings, enquiries, investigations, judgments, decisions or reports ("Liabilities") incurred, brought or entered or enforced or conducted against The Client thereof by reason of, or arising, directly or indirectly out of, the carrying out by the Advisor of services pursuant to this Agreement, unless such Liabilities result from or arise out of the negligence or intentional misconduct of the Advisor.

ValleyRoad Capital SA

Represented by:

Pierre Kladny, Managing Partner

Magali Berla-Geay, Managing Partner

Geneva, July 3rd 2006

New Generation Holdings Inc.

Represented by:

Jacques Mot, CEO

Geneva, July 10, 2006